InfoSearch Media Appoints Scott Brogi Chief Financial Officer

Finance Executive to Further Company’s Revenue Growth Trajectory and Profitability

MARINA DEL REY, CA — June 13, 2007 — InfoSearch Media, Inc. (OTC BB:ISHM), a leading online text and video content producer, today announced the appointment of Scott Brogi to Chief Financial Officer. Mr. Brogi commenced employment with the Company on June 11, 2007. He will replace Frank Knuettel, who has chosen to relocate to Colorado to be with his extended family. Mr. Brogi will be a key member of InfoSearch Media’s executive team, overseeing the company's finance, strategic development, accounting, administrative, investor relations and mergers and acquisitions activities. He will report directly to InfoSearch President and Chief Executive Officer, George Lichter.

A seasoned finance executive with more than ten years of experience in corporate finance, Mr. Brogi previously managed finance and business development for Pictage, a pioneer in Internet services for professional photography studios worldwide. While at Pictage, he successfully spearheaded and managed the company’s growth to tens of millions in annual revenue, partnered with leading global organizations to expand client services, and managed the Company’s successful exit via sale to global private equity firm Apax Partners in 2006.

Prior to Pictage, Mr. Brogi managed the corporate development function for several early-stage digital entertainment and health care companies, including institutionally-funded AccentCare, where he oversaw all mergers and acquisitions, jump starting the Company from inception to a revenue run rate of $20 million in its first year. Mr. Brogi also operated in the same role at a division of publicly-traded ARV Assisted Living, where he helped build a nationwide footprint of in-facility rehabilitation locations.

“Scott is a proven, finance executive with a wealth of experience in corporate finance followed by a decade of leading finance and strategic development teams,” said George Lichter, President and CEO, InfoSearch Media. “We have been hard at work since Q1 of this year, retooling our products and positioning, but over the next several weeks our focus will shift to strategically relaunching the Company’s core product, TrafficBuilder Text, as well as introducing a new product, TrafficBuilder Video, and unveiling a new website enabled for direct, on-line sales. Scott’s rare blend of finance expertise and high-growth orientation comes to the Company at a perfect time as we shift into high gear with an eye towards operational execution and excellence. We are very pleased that he is joining the team and I look forward to working with Scott as we continue to broaden our portfolio of search-targeted video and text content, improve our go-to-market strategy and improve profitability. InfoSearch Media’s board, staff and I want to personally thank Frank Knuettel for his years of dedicated service and we wish him and his family all the best.”

“InfoSearch Media is well-positioned in the rapidly expanding markets of Internet-based text and video content as well as search,” said Scott Brogi. “I am very excited to join the company and begin working closely with George and the team to expand its customer base and drive revenue growth.”

Mr. Brogi began his career in finance with Chase Manhattan and Houlihan, Lokey, Howard & Zukin where he held progressively escalating positions in corporate and investment banking including financial analytics and relationship management, with an emphasis on emerging digital technologies. Mr. Brogi has a BS in Finance from Syracuse University, an MS in Finance from Loyola College in Maryland and an MBA from the UCLA Anderson School of Management.

During Mr. Knuettel’s relocation, he will serve as a consultant to the Company, assisting in the transition of his responsibilities and supporting Mr. Brogi.

About InfoSearch Media

InfoSearch Media (http://www.infosearchmedia.com), an Internet marketing company, is the largest dedicated provider of search-targeted text and video content for the Internet designed to obtain more cost-effective traffic for customers of every size. InfoSearch Media's network of professional writers, editors, technical specialists and video producers also helps businesses succeed on the web by implementing text and video content-based Internet marketing solutions. Whether a business needs local traffic in 100 cities or is a content publisher who understands the need for targeted on-line content, InfoSearch Media offers the outsourced solutions, capacity and reputation to help it win the audience it needs on the Internet.

Safe Harbor Statement

This release contains "forward-looking statements" that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Management assumes no obligation to comment on or provide an update to its stock purchases or sales in the future except as specifically required by law and by the Securities and Exchange Commission. Factors that might cause such differences include, but are not limited to the challenges of attracting new customers and maintaining existing customers and developing, deploying and delivering InfoSearch services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in InfoSearch's filings with the Securities and Exchange Commission. In particular, see InfoSearch's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from InfoSearch. InfoSearch does not assume any obligation to update the forward-looking information contained in this press release.

Contact:

Investor Contact:
Brinlea Johnson
The Blueshirt Group, for InfoSearch Media
415/217-5861
brinlea@blueshirtgroup.com

Media Contact:
Heather Gore
800/388-1680 x7741
heather.gore@infosearchmedia.com